PTC to Acquire Leading SaaS
Product Development Platform Provider Onshape

Acquisition to Position PTC for Leadership
as CAD and PLM Industry Transitions to SaaS

BOSTON - October 23, 2019 - PTC (NASDAQ: PTC) today announced that it has signed a definitive agreement to acquire Onshape, creators of the first Software as a Service (SaaS) product development platform that unites robust computer aided design (CAD) with powerful data management and collaboration tools, for approximately $470 million, net of cash acquired. The acquisition is expected to accelerate PTC’s ability to attract new customers with a SaaS-based product offering and position the company to capitalize on the inevitable industry transition to SaaS. Pending regulatory approval and satisfaction of other closing conditions, the transaction is expected to be completed in November 2019.

Located in Cambridge, MA, Onshape was founded in 2012 by CAD pioneers and tech legends, including Jon Hirschtick, John McEleney, and Dave Corcoran, inventors and former executives of SolidWorks. Onshape has secured more than $150 million in funding from leading venture capital firms and has more than 5,000 subscribers around the world. The company’s software offering is delivered in a SaaS model, making it accessible from any connected location or device, eliminating the need for costly hardware and administrative staff to maintain. Distributed and mobile teams of designers, engineers, and others can benefit from the product’s cloud nature, enabling them to improve collaboration and to dramatically reduce the time needed to bring new products to market - while simultaneously staying current with the latest software.

"PTC has earned a reputation for successfully pursuing new innovations that drive corporate growth,” said Jim Heppelmann, president and CEO, PTC. “Building on the strong momentum we have with our on-premises CAD and PLM businesses, we look to our future and see a new growth play with SaaS.”

This acquisition is the logical next step in PTC’s overall evolution to a recurring revenue business model, the first step of which was the company’s successful transition to subscription licensing, completed in January 2019. The SaaS model, while nascent in the CAD and PLM market, is rapidly becoming industry best practice across most other software domains.

“Today, we see small and medium-sized CAD customers in the high-growth part of the CAD market shifting their interest toward SaaS delivery models, and we expect interest from larger customers to grow over time,” continued Heppelmann. “The acquisition of Onshape complements our on-premises business with the industry’s only proven, scalable pure SaaS platform, which we expect will open new CAD and PLM growth opportunities while positioning PTC to be the leader as the market transitions toward the SaaS model.”

For customers, the SaaS model enables faster work, improved collaboration and innovation, with lower up-front costs and with no IT infrastructure to administer and maintain. For software providers, the SaaS model has been proven to generate a more stable and predictable revenue stream, increase customer loyalty as customers benefit from earlier adoption of technology innovations, and enable expansions into new segments and geographies.

“At Onshape, we share PTC's vision for helping organizations transform the way they develop products,” said Jon Hirschtick, CEO and co-founder, Onshape. “We and PTC believe that the product development industry is nearing the ‘tipping point’ for SaaS adoption of CAD and data management tools. We look forward to empowering the customers we serve with the latest innovations to improve their competitive positions.”

Onshape will operate as a business unit within PTC, with current management reporting directly to PTC President and CEO Jim Heppelmann.

“I’m very pleased to bring such an incredibly talented team of technical and business leaders into the company and look forward to taking our business to the next level of growth,” concluded Jim Heppelmann.

Barclays acted as exclusive financial advisor to PTC on the transaction.

For additional financial information pertaining to the Onshape acquisition, and for details on how to join the conference call PTC management will host to discuss its earnings for the fourth quarter and fiscal year ended September 30, 2019 and this acquisition, please review PTC’s Q4 2019 press release.

Additional Resources

•	About the Acquisition

•	Check Out Onshape

Forward-Looking Statements
This news release contains statements about future events and expectations, including timing of closing of the acquisition, the effect of the acquisition on our future growth and financial results and the expected value of the acquired technology to our business. These statements are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from those projected as a result of certain risks and uncertainties, including that the closing conditions may not be satisfied when or as we expect or may be waived; the acquired technology may not provide the access to new customers and markets that we expect if those customers and markets are not receptive to the technology; we may be unable to integrate the acquired technology when or as we expect, which could adversely affect our ability to offer additional SaaS solutions; customers may not adopt SaaS solutions for product development as we expect, which would adversely affect our revenue; key Onshape employees may not stay with PTC, which could disrupt the Onshape business and our ability to successfully integrate and operate the Onshape business; and other risks and uncertainties described in PTC’s filings with U.S. Securities and Exchange Commission.

About PTC (NASDAQ: PTC)
PTC unleashes industrial innovation with award-winning, market-proven solutions that enable companies to differentiate their products and services, improve operational excellence, and increase workforce productivity. With PTC, and its partner ecosystem, manufacturers can capitalize on the promise of today’s new technology to drive digital transformation.

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